                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB NUMBER: 3235-0145
                                                      EXPIRES: DECEMBER 31, 1997
                                                      ESTIMATED AVERAGE BURDEN
                                                      HOURS PER RESPONSE...14.90
                                                      --------------------------


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               Thermatrix, Inc.
                               ----------------
                               (Name of Issuer)

                         Common Stock, $.001 par value
                         -----------------------------
                         (Title of Class of Securities)

                                  0008835501
                                  ----------
                                (CUSIP Number)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 0008835501                   13G                   PAGE 2 OF 16 PAGES
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Venture Capital Fund of New England II, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
      Not Applicable                                     (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

 NUMBER OF         5  SOLE VOTING POWER

  SHARES              0 shares
                   -------------------------------------------------------------
BENEFICIALLY       6  SHARED VOTING POWER

  OWNED BY            623,410 shares
                   -------------------------------------------------------------
   EACH            7  SOLE DISPOSITIVE POWER

REPORTING             0 shares
                   -------------------------------------------------------------
 PERSON            8  SHARED DISPOSITIVE POWER

  WITH                623,410 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      623,410 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.37%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 2 of 16 pages

CUSIP NO. 0008835501                   13G                   PAGE 3 OF 16 PAGES
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FH & Co. II, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
      Not Applicable                                     (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

 NUMBER OF         5  SOLE VOTING POWER

  SHARES              0 shares
                   -------------------------------------------------------------
BENEFICIALLY       6  SHARED VOTING POWER

  OWNED BY            623,410 shares
                   -------------------------------------------------------------
   EACH            7  SOLE DISPOSITIVE POWER

REPORTING             0 shares
                   -------------------------------------------------------------
 PERSON            8  SHARED DISPOSITIVE POWER

  WITH                623,410 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      623,410 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.37%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 3 of 16 pages

CUSIP NO. 0008835501                   13G                   PAGE 4 OF 16 PAGES
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Venture Capital Fund of New England III, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
      Not Applicable                                     (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

 NUMBER OF         5  SOLE VOTING POWER

  SHARES              0 shares
                   -------------------------------------------------------------
BENEFICIALLY       6  SHARED VOTING POWER

  OWNED BY            623,410 shares
                   -------------------------------------------------------------
   EACH            7  SOLE DISPOSITIVE POWER

REPORTING             0 shares
                   -------------------------------------------------------------
 PERSON            8  SHARED DISPOSITIVE POWER

  WITH                623,410 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      623,410 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.37%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 4 of 16 pages

CUSIP NO. 0008835501                   13G                   PAGE 5 OF 16 PAGES
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FH & Co. III, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
      Not Applicable                                     (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

 NUMBER OF         5  SOLE VOTING POWER

  SHARES              0 shares
                   -------------------------------------------------------------
BENEFICIALLY       6  SHARED VOTING POWER

  OWNED BY            623,410 shares
                   -------------------------------------------------------------
   EACH            7  SOLE DISPOSITIVE POWER

REPORTING             0 shares
                   -------------------------------------------------------------
 PERSON            8  SHARED DISPOSITIVE POWER

  WITH                623,410 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      623,410 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.37%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 5 of 16 pages

CUSIP NO. 0008835501                   13G                   PAGE 6 OF 16 PAGES
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Richard A. Farrell
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
      Not Applicable                                     (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------

 NUMBER OF         5  SOLE VOTING POWER

  SHARES              0 shares
                   -------------------------------------------------------------
BENEFICIALLY       6  SHARED VOTING POWER

  OWNED BY            623,410 shares
                   -------------------------------------------------------------
   EACH            7  SOLE DISPOSITIVE POWER

REPORTING             0 shares
                   -------------------------------------------------------------
 PERSON            8  SHARED DISPOSITIVE POWER

  WITH                623,410 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      623,410 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.37%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 6 of 16 pages

CUSIP NO. 0008835501                   13G                   PAGE 7 OF 16 PAGES
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Harry J. Healer, Jr.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
      Not Applicable                                     (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------

 NUMBER OF         5  SOLE VOTING POWER

  SHARES              0 shares
                   -------------------------------------------------------------
BENEFICIALLY       6  SHARED VOTING POWER

  OWNED BY            623,410 shares
                   -------------------------------------------------------------
   EACH            7  SOLE DISPOSITIVE POWER

REPORTING             0 shares
                   -------------------------------------------------------------
 PERSON            8  SHARED DISPOSITIVE POWER

  WITH                623,410 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      623,410 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.37%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 7 of 16 pages

CUSIP NO. 0008835501                   13G                   PAGE 8 OF 16 PAGES
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kevin J. Dougherty
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
      Not Applicable                                     (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------

 NUMBER OF         5  SOLE VOTING POWER

  SHARES              0 shares
                   -------------------------------------------------------------
BENEFICIALLY       6  SHARED VOTING POWER

  OWNED BY            623,410 shares
                   -------------------------------------------------------------
   EACH            7  SOLE DISPOSITIVE POWER

REPORTING             0 shares
                   -------------------------------------------------------------
 PERSON            8  SHARED DISPOSITIVE POWER

  WITH                623,410 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      623,410 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.37%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 8 of 16 pages

CUSIP NO. 0008835501                   13G                   PAGE 9 OF 16 PAGES
--------------------                                        --------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      William C. Mills, III
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
      Not Applicable                                     (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------

 NUMBER OF         5  SOLE VOTING POWER

  SHARES              0 shares
                   -------------------------------------------------------------
BENEFICIALLY       6  SHARED VOTING POWER

  OWNED BY            623,410 shares
                   -------------------------------------------------------------
   EACH            7  SOLE DISPOSITIVE POWER

REPORTING             0 shares
                   -------------------------------------------------------------
 PERSON            8  SHARED DISPOSITIVE POWER

  WITH                623,410 shares
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      623,410 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.37%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 9 of 16 pages

                                 Schedule 13G
                                 ------------



Item 1(a).  Name of Issuer: Thermatrix, Inc.
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

            101 Metro Drive, Suite 248
            San Jose, CA 95110

Item 2(a).  Names of Persons Filing: The Venture Capital Fund of New
            -----------------------
            England II, L.P., FH & Co. II, L.P., The Venture Capital Fund of New England III, L.P., FH & Co. III, L.P., Richard A. Farrell, Harry J. Healer, Jr., Kevin J., III.

            FH & Co. II, L.P. is the sole general partner of The Venture Capital Fund of New England II, L.P. FH & Co. III, L.P. is the sole general partner of The Venture Capital Fund of New England III,
            L.P. Messrs. Farrell, Healer Dougherty and Mills are individual general partners of both FH & Co. II, L.P. and FH &
            Co. III, L.P.

Item 2(b).  Address of Principal Business Office or, if None, Residence:
            -----------------------------------------------------------

            The address of the principal business office of FH & Co. II, L.P., The Venture Capital Fund of New England II, L.P., FH & Co. III, L.P., The Venture Capital Fund of New England III, L.P. and Messrs. Farrell and, Healer, Dougherty and Mills is 160 Federal Street, Boston, MA 02110.

Item 2(c).  Citizenship: FH & Co. II, L.P., The Venture Capital Fund of
            -----------

            New England II, L.P., FH & Co. III, L.P. and The Venture Capital Fund of New England III, L.P. are limited partnerships organized under the laws of the State of Delaware. Each of Messrs. Farrell, Healer, Dougherty and Mills is a United States citizens.

Item 2(d).  Title of Class of Securities: Common Stock, $.001 par value
            ----------------------------
            per share

Item 2(e).  CUSIP Number:  0008835501
            -------------

Item 3. If this statement if filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a) [ ] Broker or Dealer registered under Section 15 of the
                    Securities Exchange Act of 1934 (the "Act").

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

            (d) [ ] Investment Company registered under Section 8 of the
                    Investment Company Act of 1940.

            (e) [ ] Investment Advisor registered under Section 203 of the
                    Investment Advisers Act of 1940.

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(f) of the Act.

            (g) [ ] Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G) of the Act.

            (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

                   Not Applicable.

Item 4.     Ownership.
            ---------

            (a) Amount Beneficially Owned

                Each of FH & Co. II, L.P., The Venture Capital Fund of New England II, L.P., FH & Co. III, L.P. and The Venture Capital Fund of New England III, L.P. (individually an "Entity" and collectively the "Entities"), Messrs. Farrell, Healer, Dougherty and Mills may be deemed to own beneficially 623,410 shares of Common Stock as of December 31, 1996.

                As of December 31, 1996, The Venture Capital Fund of New England II, L.P. was the record owner of 409,123 shares of Common Stock, and The Venture Capital Fund of New England III, L.P. was the record owner of 214,287 shares of Common Stock (The shares held of record by The Venture Capital Fund of New England II, L.P. and The Venture Capital Fund of New England III, L.P. are referred to herein collectively as the "Record Shares"). By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 623,410 shares of Common Stock. In their capacities as individual general partners of FH & Co. II, L.P. and FH & Co. III, L.P., each of Messrs. Farrell, Healer, Dougherty and Mills may be deemed to own beneficially 623,410 shares of Common Stock.

            (b) Percent of Class:

                The Venture Capital Fund of New England II, L.P.: 8.37 % FH & Co. II, L.P.: 8.37 %
                The Venture Capital Fund of New England III, L.P.: 8.37 % FH & Co. III, L.P.: 8.37 %
                Richard A. Farrell: 8.37 %
                Henry J. Healer, Jr.: 8.37 %
                Kevin J. Dougherty: 8.37 %
                William C. Mills, III: 8.37 %

                The foregoing percentages are calculated based on the 7,451,389 shares of Common Stock reported to be outstanding in the quarterly report on Form 10Q filed with the SEC for the period ended September 30, 1996.

            (c) Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote:

                The Venture Capital Fund of New England II, L.P.: 0 shares FH & Co. II, L.P.: 0 shares
                The Venture Capital Fund of New England III, L.P.: 0 shares FH & Co. III, L.P.: 0 shares
                Richard A. Farrell: 0 shares
                Henry J. Healer, Jr.: 0 shares
                Kevin J. Dougherty: 0 shares
                William C. Mills, III: 0 shares

            (ii) shared power to vote or to direct the vote:

                The Venture Capital Fund of New England II, L.P.:
                    623,410 shares
                FH & Co. II, L.P.: 623,410 shares
                The Venture Capital Fund of New England III,
                    L.P.: 623,410 shares
                FH & Co. III, L.P.: 623,410 shares
                Richard A. Farrell: 623,410 shares
                Henry J. Healer, Jr.: 623,410 shares
                Kevin J. Dougherty: 623,410 shares
                William C. Mills, III: 623,410 shares

            (iii) sole power to dispose or direct the disposition:

                The Venture Capital Fund of New England II, L.P.: 0 shares FH & Co. II, L.P.: 0 shares

                The Venture Capital Fund of New England III, L.P.: 0 shares FH & Co. III, L.P.: 0 shares
                Richard A. Farrell: 0 shares
                Henry J. Healer, Jr.: 0 shares
                Kevin J. Dougherty: 0 shares
                William C. Mills, III: 0 shares

            (iv) shared power to dispose or direct the disposition:

                The Venture Capital Fund of New England II, L.P.:
                    623,410 shares
                FH & Co. II, L.P.: 623,410 shares
                The Venture Capital Fund of New England III,
                    L.P.: 623,410 shares
                FH & Co. III, L.P.: 623,410 shares
                Richard A. Farrell: 623,410 shares
                Henry J. Healer, Jr.: 623,410 shares
                Kevin J. Dougherty: 623,410 shares
                William C. Mills, III: 623,410 shares

            Each of reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Information Storage Devices, Inc. except in the case of The Venture Capital Fund of New
            England II, L.P. for the 409,123 shares which it holds of record and The Venture Capital Fund of New England III, L.P.
            for the 214,287 shares which it holds of record.

Item 5. Ownership of Five Percent or Less of a Class.
        --------------------------------------------

        Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        ----------------------------------------------------------------

        Not Applicable.

Item 7. Identification and Classification of the Subsidiary which
        ---------------------------------------------------------
        Acquired the Security Being Reported on By the Parent Holding
        -------------------------------------------------------------
        Company.
        -------

        Not Applicable.

Item 8. Identification and Classification of Members of the Group.
        ---------------------------------------------------------

        Not Applicable. The Reporting Persons expressly disclaim membership in a "group" within the meaning of Regulation 13D.

Item 9. Notice of Dissolution of Group.
        ------------------------------

        Not Applicable.

Item 10.  Certification.
          -------------

          Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                                  SIGNATURES
                                  ----------

     After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement set forth as Exhibit 1 hereto.

Date:  February 12, 1997

THE VENTURE CAPITAL FUND OF NEW ENGLAND II, L.P.

   By:  FH & Co. II, L.P.

   By: /s/ Kevin J. Dougherty
      ------------------------------
      General Partner

FH & CO. II, L.P.

   By: /s/ Kevin J. Dougherty
      ------------------------------
      General Partner

THE VENTURE CAPITAL FUND OF NEW ENGLAND III, L.P.

   By:  FH & Co. III, L.P.

   By: /s/ Kevin J. Dougherty
      ------------------------------
      General Partner

FH & CO. III, L.P.

   By: /s/ Kevin J. Dougherty
      ------------------------------
      General Partner


/s/ Richard A. Farrell
------------------------------
Richard A. Farrell

/s/ Harry J. Healer, Jr.
------------------------------
Harry J. Healer, Jr.

/s/ Kevin J. Dougherty
------------------------------
Kevin J. Dougherty

/s/ William C. Mills, III
------------------------------
William C. Mills, III

                                                                       EXHIBIT 1
                                                                       ---------

                                   AGREEMENT
                                   ---------

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Thermatrix, Inc.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.


Date:  February 12, 1997

THE VENTURE CAPITAL FUND OF NEW ENGLAND II, L.P.

   By:  FH & Co. II, L.P.

   By: /s/ Kevin J. Dougherty
      ------------------------------
      General Partner

FH & CO. II, L.P.

   By: /s/ Kevin J. Dougherty
      ------------------------------
      General Partner

THE VENTURE CAPITAL FUND OF NEW ENGLAND III, L.P.

   By:  FH & Co. III, L.P.

   By: /s/ Kevin J. Dougherty
      ------------------------------
      General Partner

FH & CO. III, L.P.

   By: /s/ Kevin J. Dougherty
      ------------------------------
      General Partner


/s/ Richard A. Farrell
------------------------------
Richard A. Farrell

/s/ Harry J. Healer, Jr.
------------------------------
Harry J. Healer, Jr.

/s/ Kevin J. Dougherty
------------------------------
Kevin J. Dougherty

/s/ William C. Mills, III
------------------------------
William C. Mills, III